EXHIBIT 99.1

Chinese State Food and Drug Administration Approves Company Facility for Producing Solid Dosage Perindopril

NANTONG, China, Jan. 25 /PRNewswire-Asia-FirstCall/ -- Sinobiopharma, Inc. ("Sinobiopharma" or, the "Company") (OTC Bulletin Board: SNBP) is pleased to announce that its production facility for solid dosage Perindopril has passed the required Chinese State Food and Drug Administration (SFDA) inspection and is now approved for production and marketing.

Sinobiopharma had received SFDA approval for its formulation of Perindopril, the first version of the drug to be developed in China, in April 2009.  SFDA regulations require that drug makers conduct large-scale production of at least three batches of a newly approved drug in a Good Manufacturing Practice (GMP) certified production facility. SFDA officials inspect the production process, the application of GMP standards, and conducted a full test of randomly picked samples of the drug. Sinobiopharma successfully met all the requirements and now has received approval to distribute the drug throughout China.

The Company believes its formulation of Perindopril is the latest generation worldwide of the product, which is part of a class of medications known as angiotensin-converting enzyme (ACE) inhibitors. These medications are used alone or in combination with other medications to treat high blood pressure.  Perindopril allows blood to flow more smoothly by preventing the production of certain natural chemicals that constrict blood vessels.  Every year, US$3.7 billion is spent on the treatment of hypertension in China.  Sinibiopharma's Perindopril will be marketed under the trade name YiTai in China.

"We believe that YiTai is a first-to-market drug in China and therefore enjoys the benefit of having a government sanctioned price premium as well as certain exclusive marketing rights to hospitals," said Dr. Lequn Lee Huang, CEO of the Company. "The market for anti-hypertensives in China is huge, but highly fragmented. Sinobiopharma's YiTai is well positioned to capture substantial market share quickly."

About Sinobiopharma

Sinobiopharma, Inc. is a fully integrated and highly innovative specialty biopharmaceutical company engaged in the research and development, manufacture and marketing of biopharmaceutical products in China, one of the world's fastest growing pharmaceutical markets. Known as Dong Ying (Jiangsu) Pharmaceutical Co., Ltd. in China, the Company's current therapeutic focus is on anesthesia-assisted agents and cardiovascular drugs.

FORWARD LOOKING STATEMENTS

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